Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp.	Public Relations
437 Madison Avenue	Harry Zlokower/Dave Closs
New York, New York 10022	1-212-447-9292
1-917-541-8162
Andrew M. Murstein, President
Larry D. Hall, CFO
1-212-328-2100
1-877-MEDALLION

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. CLOSES

PUBLIC OFFERING OF COMMON STOCK

NEW YORK, NY, December 6, 2013 – Medallion Financial Corp. (NASDAQ: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets (the “Company”), today announced that it has closed its previously announced underwritten public offering of 2,900,000 shares of its common stock at a price of $16.40 per share. The Company raised approximately $45.16 million, after deducting underwriting discounts, commissions and estimated offering expenses.

The Company expects to use the net proceeds from the offering to make loans and other investments in portfolio companies and for general corporate purposes, including repaying borrowings under its revolving credit facilities in the ordinary course of business and expanding its operations.

Morgan Stanley & Co. LLC, Keefe, Bruyette & Woods, Inc. and Sandler O’Neill & Partners, L.P. acted as joint bookrunning managers.

About Medallion Financial Corp.

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans.

Forward-Looking Statements

This press release contains certain forward-looking statements, including statements with regard to the Company’s securities offering and the anticipated use of the net proceeds of the offering. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.